Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
November 5, 2014		(973) 802-2824

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2014 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses of $1.034 billion, or $2.20 per Common share, compared to $2.89 per Common share for the year-ago quarter.

•	Significant items included in current quarter adjusted operating income:

•

Pre-tax net charges totaling $186 million from reserve refinements and adjustments of amortization of deferred policy acquisition and related costs reflecting an annual review of actuarial assumptions.

•

Pre-tax charge of $50 million in Individual Annuities, including strengthening of reserves for guaranteed death and income benefits and adjustment of amortization of deferred policy acquisition and related costs reflecting market performance.

•	Pre-tax charge of $8 million in Individual Life for integration costs relating to the acquisition of The Hartford’s individual life insurance business.

The items above had a negative impact of approximately 34 cents per Common share on current quarter results.

•

In addition, a favorable update of the effective tax rate applicable to adjusted operating income based on year to date results contributed approximately 8 cents per Common share to current quarter results.

•

For the year-ago quarter, refinements and updates of reserves and deferred policy acquisition and related costs reflecting an annual actuarial review, benefits to Individual Annuities results from updated estimates of profitability reflecting favorable market performance, and integration costs for acquired businesses resulted in a net contribution of 55 cents per Common share to adjusted operating income.

Financial Services Businesses Third Quarter Highlights

•	Individual Annuities account values of $156.8 billion at September 30, up $9.4 billion from a year earlier; gross sales for the quarter of $2.6 billion, net sales $392 million.

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•

Retirement account values of $356.1 billion at September 30, up $43.6 billion from a year earlier; gross deposits and sales for the quarter of $36.2 billion including two longevity reinsurance cases totaling $29.0 billion; net sales $28.3 billion.

•

Asset Management institutional and retail assets under management of $543.7 billion at September 30, up $54.3 billion from a year earlier; institutional and retail net outflows for the current quarter, excluding money market, total approximately $200 million; total segment assets under management of $917.5 billion at September 30, up $69.4 billion from a year earlier.

•	Annualized new business premiums for the quarter of $97 million for U.S. Individual Life and $27 million for Group Insurance.

•	International Insurance constant dollar basis annualized new business premiums for the quarter of $743 million.

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for third quarter 2014 of $465 million, or 99 cents per Common share.

•	Other financial highlights:

•

Book value per Common share, excluding total accumulated other comprehensive income and net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss, amounted to $64.89 at September 30, 2014, an increase of $4.90 from December 31, 2013 after payment of three quarterly Common Stock dividends totaling $1.59 per share.

•

GAAP book value for Financial Services Businesses, $40.2 billion or $86.76 per Common share at September 30, 2014, compared to $33.9 billion or $72.30 per Common share at December 31, 2013. Book value per Common share excluding total accumulated other comprehensive income, $58.00 at September 30, 2014 compared to $53.98 at December 31, 2013.

•

Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $24.0 billion at September 30, 2014 compared to $15.8 billion at December 31, 2013; gross unrealized losses of $1.5 billion at September 30, 2014, compared to $4.0 billion at December 31, 2013.

•

During the third quarter, the Company acquired 2.8 million shares of its Common Stock at a total cost of $250 million, for an average price of $89.41 per share, under the June 2014 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2014 through June 30, 2015. From the commencement of repurchases in July 2011, through September 30, 2014, the Company has acquired 50.0 million shares of its Common Stock at a total cost of $3.1 billion, for an average price of $63.02 per share.

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NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $1.034 billion ($2.20 per Common share) for the third quarter of 2014, compared to $1.373 billion ($2.89 per Common share) for the year-ago quarter. Net income for the Financial Services Businesses attributable to Prudential Financial, Inc. was $465 million (99 cents per Common share) for the third quarter of 2014, compared to $966 million ($2.04 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first nine months of 2014, after-tax adjusted operating income for the Financial Services Businesses amounted to $3.347 billion ($7.09 per Common share) compared to $3.538 billion ($7.47 per Common share) for the first nine months of 2013. Net income for the Financial Services Businesses attributable to Prudential Financial, Inc. for the first nine months of 2014 amounted to $2.739 billion ($5.80 per Common share) compared to a net loss of $286 million (61 cents per Common share) for the first nine months of 2013.

“We are pleased with the underlying performance of our businesses in the third quarter and continue to believe we are well positioned to capitalize on future opportunities in both our domestic and international operations. In the U.S., results are benefiting from good organic growth over the last several years, particularly in Retirement and Asset Management, solid performance in our insurance businesses, and the benefits of market performance over the past year in our fee-based businesses. We completed or announced several key pension risk transfer deals recently, including a landmark longevity reinsurance transaction. Our international businesses performed well in the quarter, showing increased sales levels overall and continued strong earnings and returns,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $823 million for the third quarter of 2014, compared to $1.231 billion in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $367 million in the current quarter, compared to $821 million in the year-ago quarter. Current quarter results include a net charge of $36 million reflecting an updated estimate of profitability for this business, including updates of actuarial assumptions based on an annual review which resulted in a $14 million benefit and the impact of current quarter market performance in relation to our assumptions which resulted in a $50 million charge. Results for the year-ago quarter included a benefit of $451 million to reflect an updated estimate of profitability, including $301 million from updates of actuarial assumptions based on an annual review and $150 million from the favorable impact of market performance in relation to our assumptions. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $33 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $256 million for the current quarter, compared to $237 million in the year-ago quarter. Current quarter results include a net charge of $13 million to strengthen reserves and adjust amortization of deferred policy acquisition and other costs primarily reflecting an annual review of actuarial assumptions, while results for the year-ago quarter included a $4 million net charge primarily reflecting a similar annual review. Excluding these items, adjusted operating income for the Retirement segment increased $28 million from the year-ago quarter. This increase came primarily from a $21 million greater net contribution from investment results. We estimate that returns on non-coupon investments

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exceeded average expectations by about $35 million in the current quarter. Higher fees including the impact of recent longevity reinsurance transactions, partly offset by higher expenses, also contributed to the increase in adjusted operating income.

The Asset Management segment reported adjusted operating income of $200 million for the current quarter, compared to $173 million in the year-ago quarter. The $27 million increase was primarily driven by a $21 million greater contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $24 million for the third quarter of 2014, compared to $216 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $97 million for the current quarter, compared to $148 million in the year-ago quarter. Current quarter results include a net charge of $63 million from updated profitability estimates reflecting updates of actuarial assumptions based on an annual review and reserve refinements. In addition, current quarter results reflect absorption of $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business on January 2, 2013. Results for the year-ago quarter included a benefit of $27 million from updates of actuarial assumptions based on an annual review, and a charge of $24 million for integration costs related to the acquisition. Excluding the effect of the foregoing items, adjusted operating income for the Individual Life segment increased $23 million from the year-ago quarter. This increase was driven by more favorable claims experience, with a net contribution to current quarter results approximately $40 million greater than our average expectations inclusive of reserve updates.

The Group Insurance segment reported a loss, on an adjusted operating income basis, of $73 million in the current quarter, compared to adjusted operating income of $68 million in the year-ago quarter. Current quarter results include a net charge of $107 million from refinements of reserves and related items reflecting updates of actuarial assumptions based on an annual review, primarily to strengthen reserves for long term disability business, while results for the year-ago quarter included a net benefit of $45 million from refinements reflecting a similar annual review.

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Excluding these items, adjusted operating income increased $11 million from the year-ago quarter. This increase was driven by more favorable group disability claims experience, partly offset by less favorable group life claims experience.

The International Insurance segment reported adjusted operating income of $845 million for the third quarter of 2014, compared to $778 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $414 million for the current quarter, compared to $424 million in the year-ago quarter. Current quarter results benefited $17 million from refinements of reserves and related items reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit of $19 million from similar updates. Excluding these items, adjusted operating income decreased $8 million from the year-ago quarter, as higher expenses in the current quarter more than offset contributions from continued business growth and more favorable claims experience. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $4 million in comparison to the year-ago quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $431 million for the current quarter, compared to $354 million in the year-ago quarter. Current quarter results include a net charge of $15 million from refinements of reserves and related items reflecting updates of actuarial assumptions based on an annual review. Results for the year-ago quarter included a net charge of $108 million from such refinements and updates, primarily to strengthen reserves on an acquired block of business giving effect to updated benefit utilization and lapse assumptions. Year-ago quarter results also included a charge of $8 million for integration costs related to the Star and Edison businesses acquired on February 1, 2011. Excluding these items, adjusted operating income decreased $24 million from the year-ago quarter. This decrease reflected a less favorable level of policy benefits and higher expenses in the current quarter. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $10 million in comparison to the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $339 million in the third quarter of 2014, compared to a loss of $312 million in the year-ago quarter. Current quarter results include a charge of $19 million to strengthen reserves relating to

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certain pre-demutualization policyholders, reflecting the impact of an annual review of actuarial assumptions. Excluding this charge, the loss from Corporate and Other operations increased $8 million from the year-ago quarter, reflecting higher net expenses in the current quarter.

Assets under management amounted to $1.160 trillion at September 30, 2014, compared to $1.107 trillion at December 31, 2013 and $1.076 trillion at September 30, 2013.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $465 million for the third quarter of 2014, compared to $966 million in the year-ago quarter.

Current quarter net income includes $1.132 billion of pre-tax net realized investment losses and related charges and adjustments. The foregoing net loss includes pre-tax losses of $970 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products. These losses were largely driven by our annual actuarial review, which reflected updated lapse assumptions for our variable annuity products. Current quarter pre-tax net realized investment losses and related charges and adjustments also include losses of $576 million representing net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies, and $37 million from impairments and sales of credit-impaired investments. The currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. The foregoing losses were partly offset by pre-tax gains of $328 million from net increases in the market value of derivatives used in other risk management activities including asset and liability duration management and $123 million from general investment portfolio activities.

At September 30, 2014, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.510 billion, including $1.379 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.972 billion at December 31, 2013. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $23.986 billion at September 30, 2014, compared to $15.776 billion at December 31, 2013.

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Net income for the current quarter reflects pre-tax decreases of $131 million in recorded asset values and $93 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also reflects pre-tax losses of $7 million from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $556 million of pre-tax net realized investment losses and related charges and adjustments, primarily reflecting pre-tax losses of $1.715 billion from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, and pre-tax gains of $1.169 billion representing net changes in value relating to foreign currency exchange rates mainly resulting from changes in value of the Japanese yen in relation to other currencies.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $100 million for the third quarter of 2014, compared to $85 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $47 million for the third quarter of 2014, compared to $61 million for the year-ago quarter.

For the first nine months of 2014, the Closed Block Business reported income from continuing operations before income taxes of $169 million, compared to $108 million for the first nine months of 2013. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $101 million for the first nine months of 2014, compared to $79 million for the first nine months of 2013.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $512 million for the third quarter of 2014 compared to $1.027 billion for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $2.840 billion for the first nine months of 2014 compared to a net loss of $207 million for the first nine months of 2013.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future

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policy benefits and claims; (7) differences between actual experience regarding mortality, longevity, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

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Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

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We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 6, 2014 at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 21. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on November 6, through November 13, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 314092.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of September 30, 2014, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$5,923	$5,414	$16,314	$17,858
Policy charges and fee income	1,512	1,284	4,544	4,169
Net investment income	3,040	2,873	9,025	8,595
Asset management fees, commissions and other income	1,291	1,212	3,932	3,681

Total revenues	11,766	10,783	33,815	34,303

Benefits and expenses:
Insurance and annuity benefits	6,423	5,420	17,259	17,923
Interest credited to policyholders’ account balances	942	886	2,801	2,781
Interest expense	340	296	980	954
Other expenses	2,708	2,268	8,228	7,737

Total benefits and expenses	10,413	8,870	29,268	29,395

Adjusted operating income before income taxes	1,353	1,913	4,547	4,908
Income taxes, applicable to adjusted operating income	319	540	1,200	1,370

Financial Services Businesses after-tax adjusted operating income (1)	1,034	1,373	3,347	3,538

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(1,132)	(556)	(1,413)	(5,789)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(131)	103	195	(273)
Change in experience-rated contractholder liabilities due to asset value changes	93	(73)	(139)	255
Divested businesses	(7)	43	113	(12)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	8	11	37	1

Total reconciling items, before income taxes	(1,169)	(472)	(1,207)	(5,818)
Income taxes, not applicable to adjusted operating income	(606)	(67)	(625)	(2,004)

Total reconciling items, after income taxes	(563)	(405)	(582)	(3,814)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	471	968	2,765	(276)
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(6)	(10)	(34)	(21)

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	465	958	2,731	(297)
Earnings attributable to noncontrolling interests	11	13	45	75

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	476	971	2,776	(222)
Income from discontinued operations, net of taxes	—	8	8	11

Net income (loss) of Financial Services Businesses	476	979	2,784	(211)
Less: Income attributable to noncontrolling interests	11	13	45	75

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$465	$966	$2,739	$(286)

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Earnings per share of Common Stock (diluted) (2)(3):

Financial Services Businesses after-tax adjusted operating income	$2.20	$2.89	$7.09	$7.47
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(2.42)	(1.18)	(3.02)	(12.26)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.28)	0.22	0.42	(0.58)
Change in experience-rated contractholder liabilities due to asset value changes	0.20	(0.15)	(0.30)	0.54
Divested businesses	(0.01)	0.09	0.24	(0.03)
Difference in earnings allocated to participating unvested share-based payment awards	0.01	0.01	0.01	0.06

Total reconciling items, before income taxes	(2.50)	(1.01)	(2.65)	(12.27)
Income taxes, not applicable to adjusted operating income	(1.29)	(0.14)	(1.35)	(4.16)

Total reconciling items, after income taxes	(1.21)	(0.87)	(1.30)	(8.11)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	0.99	2.02	5.79	(0.64)
Income from discontinued operations, net of taxes	—	0.02	0.01	0.03

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$0.99	$2.04	$5.80	$(0.61)

Weighted average number of outstanding Common shares (basic)	458.0	462.6	459.4	463.7

Weighted average number of outstanding Common shares (diluted)	467.2	472.0	468.6	472.0

Direct equity adjustment for earnings per share calculation (2)	$(3)	$2	$(8)	$7
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$13	$13
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$9	$13	$31	$34
Income from continuing operations (after-tax) of Financial Services Businesses	$4	$9	$25	$6
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$40,203	$32,818
Per share of Common Stock - diluted	86.76	70.05
Attributed equity excluding accumulated other comprehensive income	$26,875	$26,034
Per share of Common Stock - diluted	58.00	55.57
Number of diluted shares at end of period	463.4	468.5

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$367	$821	$1,145	$1,593
Retirement	256	237	906	744
Asset Management	200	173	593	514

Total U.S. Retirement Solutions and Investment Management Division	823	1,231	2,644	2,851

Individual Life	97	148	380	426
Group Insurance	(73)	68	(21)	99

Total U.S. Individual Life and Group Insurance Division	24	216	359	525

International Insurance	845	778	2,566	2,505

Total International Insurance Division	845	778	2,566	2,505

Corporate and Other operations	(339)	(312)	(1,022)	(973)

Financial Services Businesses adjusted operating income before income taxes	1,353	1,913	4,547	4,908

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(1,132)	(556)	(1,413)	(5,789)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(131)	103	195	(273)
Change in experience-rated contractholder liabilities due to asset value changes	93	(73)	(139)	255
Divested businesses	(7)	43	113	(12)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	8	11	37	1

Total reconciling items, before income taxes	(1,169)	(472)	(1,207)	(5,818)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$184	$1,441	$3,340	$(910)

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,574	$2,404	$7,559	$9,081

Net sales	$392	$540	$963	$3,464

Total account value at end of period	$156,783	$147,378

Retirement Segment:
Full Service:
Deposits and sales	$5,190	$5,455	$18,305	$14,831

Net additions	$969	$828	$2,015	$1,906

Total account value at end of period	$180,535	$165,364

Institutional Investment Products:
Gross additions	$30,962	$5,034	$34,770	$13,239

Net additions	$27,328	$2,547	$23,517	$5,971

Total account value at end of period	$175,526	$147,100

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$363.7	$330.3
Retail customers	180.0	159.1
General account	373.8	358.7

Total Investment Management and Advisory Services	$917.5	$848.1

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.0	$14.1	$31.4	$43.3

Net additions (withdrawals), other than money market	$(1.4)	$4.1	$3.2	$14.1

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$8.5	$7.1	$24.9	$30.4

Net additions (withdrawals), other than money market	$1.2	$(1.4)	$2.1	$2.9

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$10	$9	$30	$25
Universal life	43	107	160	388
Term life	44	49	132	152

Total	$97	$165	$322	$565

Group Insurance Annualized New Business Premiums (4):
Group life	$14	$33	$161	$196
Group disability	13	13	58	65

Total	$27	$46	$219	$261

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$683	$644	$2,084	$2,201

Constant exchange rate basis	$743	$708	$2,284	$2,376

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Closed Block Business Data:
Income Statement Data:
Revenues	$1,764	$1,595	$5,165	$4,578
Benefits and expenses	1,664	1,510	4,996	4,470

Income from continuing operations before income taxes	100	85	169	108

Income taxes	53	24	68	29

Closed Block Business income from continuing operations	47	61	101	79
Income from discontinued operations, net of taxes	—	—	—	—

Closed Block Business net income	47	61	101	79
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$47	$61	$101	$79
Direct equity adjustment for earnings per share calculation (2)	3	(2)	8	(7)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$50	$59	$109	$72
Income from continuing operations per share of Class B Stock	$25.00	$29.50	$54.50	$36.00
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	—

Net income per share of Class B Stock	$25.00	$29.50	$54.50	$36.00
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,566	$1,446
Per Share of Class B Stock	783.00	723.00
Attributed equity excluding accumulated other comprehensive income	$1,393	$1,331
Per Share of Class B Stock	696.50	665.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$12,380	$11,310	$38,380	$31,522
Benefits and expenses	12,096	9,784	34,871	32,324

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	284	1,526	3,509	(802)
Income tax expense (benefit)	(234)	497	643	(605)

Income (loss) from continuing operations before equity in earnings of operating joint ventures	518	1,029	2,866	(197)
Equity in earnings of operating joint ventures, net of taxes	5	3	11	54

Income (loss) from continuing operations	523	1,032	2,877	(143)
Income from discontinued operations, net of taxes	—	8	8	11

Consolidated net income (loss)	523	1,040	2,885	(132)
Less: Income attributable to noncontrolling interests	11	13	45	75

Net income (loss) attributable to Prudential Financial, Inc.	$512	$1,027	$2,840	$(207)

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$465	$966	$2,739	$(286)
Closed Block Business	47	61	101	79

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$512	$1,027	$2,840	$(207)

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$764.1	$723.0
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$917.5	$848.1
Non-proprietary assets under management	197.4	186.9

Total managed by U.S. Retirement Solutions and Investment Management Division	1,114.9	1,035.0
Managed by U.S. Individual Life and Group Insurance Division	22.3	21.9
Managed by International Insurance Division	23.0	19.3

Total assets under management	1,160.2	1,076.2
Client assets under administration	152.6	111.1

Total assets under management and administration	$1,312.8	$1,187.3

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the nine months ended September 30, 2013, as all potential common shares are antidilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group Disability amounts include dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 82 per U.S. dollar and Korean won 1150 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.